FOR IMMEDIATE RELEASE	Wednesday, April 23, 2014

Gannett Co., Inc. Reports 27% Increase in Non-GAAP Earnings per Diluted Share to $0.47 Fueled by Record Broadcasting Results; Earnings per Diluted Share of $0.25 on a GAAP Basis

Highlights for the quarter include the following:

•	Significant overall company revenue growth of 13 percent, pro forma revenue growth of 3 percent

•	Broadcasting Segment revenue doubled, achieved a 20 percent increase on a pro forma basis

•	Adjusted EBITDA growth of 36 percent to $285 million

•	Free Cash Flow nearly quadrupled to $149 million year-over-year

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) today reported strong first quarter financial results, including a 27 percent increase in non-GAAP earnings per diluted share to $0.47 for the first quarter compared to $0.37 in the first quarter of 2013. This growth reflects the significant impact of the company’s transformative acquisition of Belo Corp., which contributed to record Broadcasting Segment results, as well as solid profitability in the Digital and Publishing Segments.

Gracia Martore, president and chief executive officer, said, “This was a terrific first quarter for Gannett, in which the fundamental changes we’ve been making to our business meaningfully impacted our top and bottom lines. An outstanding performance by our new broadcast stations fueled double-digit increases in both revenue and profitability in our Broadcast Segment and contributed to total company pro forma revenue growth and a robust level of free cash flow in the first quarter. Our Broadcast group achieved exceptional ratings, particularly throughout the Sochi Winter Games as Gannett stations took the top two spots in prime time and in every Olympic day-part among major market NBC stations. Our Publishing and Digital segments also performed well during the quarter, despite the impact a tough winter had on advertising demand in several markets. Additionally, our latest innovation in Publishing - our new USA TODAY content edition - has now launched in 34 publishing markets and continues to gain significant traction with subscribers.”

Martore continued, “With greater scale and new innovative product offerings, we’ve successfully deepened our connections with customers across all platforms and positioned Gannett to grow and thrive in the digital age. This strategy, combined with our strong and flexible balance sheet, substantial and growing free cash flow and the ongoing, successful integration of Belo make this a promising year ahead for our company.”

CONTINUING OPERATIONS

On December 23, 2013, the company completed its acquisition of the Belo Corp. Results for the first quarter of 2014 include the impact of the acquisition. On February 28, 2014, the company and Sander Media LLC announced the completion of the previously announced sale of KMOV-TV.

Operating revenues for the company were $1.40 billion in the quarter, an increase of 13.4 percent from the first quarter in 2013 reflecting revenue growth in the Broadcasting and Digital Segments of 99.5 percent and 2.8 percent, respectively. Publishing Segment revenues declined 3.3 percent in the quarter due, in part, to the effect of extreme winter weather on advertising demand and circulation revenue. Total revenue

(more)

growth on a pro forma basis, had Gannett owned the Belo television stations during the same quarter last year and excluding Captivate's results, was 2.8 percent.

Net income attributable to Gannett on a non-GAAP basis totaled $108.4 million, an increase of 26.0 percent compared to the first quarter of 2013, while non-GAAP operating income was up 40.7 percent to $226.8 million. The substantial growth in profitability was driven in part by the addition of the Belo television stations. Adjusted EBITDA (a non-GAAP term defined in Table 5) in the quarter was $284.8 million compared to $209.3 million in first quarter of 2013, an increase of 36.1 percent. Adjusted EBITDA on a pro forma basis rose 14.8 percent.

Special items in the first quarter of 2014 include: operating charges of $22.8 million ($0.06 per share) representing primarily workforce restructuring and transformation costs; non-operating charges of $20.4 million ($0.05 per share) related primarily to the redemption of the company's 2017 notes; and a $23.8 million special tax charge ($0.10 per share) related to the sale of the KMOV-TV station in St. Louis, MO. Special items in the first quarter of 2013 included $13.9 million ($0.04 per share) resulting primarily from continued workforce and real estate optimization and a tax benefit of $27.8 million ($0.12 per share).

The table below details first quarter results on a GAAP and non-GAAP basis.

Dollars in thousands, except per share amounts

	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Mar. 30, 2014	Workforce restructuring	Transformation costs	Other non-operating items	Special tax charge	Thirteen weeks ended Mar. 30, 2014
Operating income	$203,994	$3,465	$19,300	$—	$—	$226,759
Other non-operating items	(20,748)	—	—	20,400	—	(348)
Income before income taxes	122,089	3,465	19,300	20,400	—	165,254
Provision for income taxes	52,500	1,200	8,200	8,300	(23,800)	46,400
Net income	69,589	2,265	11,100	12,100	23,800	118,854
Net income attributable to Gannett Co., Inc.	59,159	2,265	11,100	12,100	23,800	108,424
Net income per share - diluted (a)	$0.25	$0.01	$0.05	$0.05	$0.10	$0.47

(a) Total per share amount does not sum due to rounding

Operating expenses including special charges noted above were $1.20 billion in the quarter, 10.4 percent higher compared to the first quarter of 2013 primarily due to the acquisition of Belo. On a non-GAAP basis, operating expenses were $1.18 billion, an increase of 9.4 percent. Pro forma non-GAAP operating expenses were unchanged compared to the first quarter a year ago. Lower operating expenses in the Publishing Segment reflecting continued operating efficiencies were offset by higher expenses in the Broadcasting and Digital Segments associated with revenue increases.

BROADCASTING

Record Broadcasting Segment revenues totaled $382.3 million in the quarter, an increase of 99.5 percent due primarily to the Belo acquisition, higher advertising demand associated with the Winter Olympic Games and political spending as well as a substantial increase in retransmission revenue.

(more)

The following table summarizes the year-over-year changes in select revenue categories. Digital revenues are included in the Other category.

Broadcasting Revenue Detail Dollars in thousands

	Thirteen weeks ended March 30, 2014	Percentage change from thirteen weeks ended March 31, 2013
		Reported	Pro Forma (a)
Core (Local & National)	$257,371	88%	6%
Political	9,976	***	***
Retransmission (b)	87,468	142%	66%
Other	27,453	60%	17%
Total	$382,268	100%	20%

(a) The pro forma figures are presented as if the acquisition of Belo Corp. and the Captivate disposition occurred at the beginning of 2013.
(b) Reverse compensation to network affiliates is included as part of programming costs and therefore not included in this line.

On a pro forma basis, Broadcasting Segment revenues were 19.6 percent higher compared to the first quarter in 2013. A 6.5 percent increase in core revenues was driven by $41 million of advertising associated with the Winter Olympic Games on the 16 NBC stations the company owns or services partially offset by the loss of Super Bowl revenues that aired on the company's CBS stations in the first quarter in 2013. On the same basis, retransmission revenues were 66.4 percent higher in the quarter and totaled $87.5 million. Politically related advertising demand totaled $10.0 million compared to $1.9 million in the first quarter of 2013. Pro forma digital revenues in the Broadcasting Segment were 22.9 percent higher in the quarter reflecting continued growth in digital marketing services.

Based on current trends and including a full quarter of results for the former Belo stations, we expect the increase in total television revenues for the second quarter of 2014 on a percentage basis to be in the nineties compared to the second quarter of 2013. On a pro forma basis, the percentage increase in total television revenues in the second quarter of 2014 is projected to be up in the mid-teens compared to the second quarter of 2013.

Broadcasting Segment non-GAAP operating expenses totaled $218.0 million in the quarter, an increase of 5.0 percent on a pro forma basis, reflecting primarily higher investments in digital initiatives and reverse network compensation for the former Belo stations. Non-GAAP operating income was up 96.4 percent to $164.3 million while Adjusted EBITDA totaled $181.7 million, an increase of 100.6 percent. On a pro forma basis, non-GAAP operating income rose strongly, up 46.7 percent and Adjusted EBITDA was up 40.3 percent.

PUBLISHING

Publishing segment revenues in the quarter totaled $842.1 million compared to $871.2 million in the first quarter of 2013, a 3.3 percent decline. The decline reflects, in part, the impact of inclement weather on advertising and circulation demand in certain markets as well as the shift of Easter to the second quarter of 2014 offset by a significant increase in digital advertising.

Advertising revenues totaled $501.3 million in the first quarter compared to $526.5 million, a decline of 4.8 percent compared to the first quarter of 2013. Although advertising demand was tempered by harsh weather, year-over-year advertising comparisons for the quarter were the best since the first quarter of 2013. Overall, national advertising comparisons improved relative to the fourth quarter (based on a comparable 13-week quarter). On the same basis, classified advertising comparisons were better than the fourth quarter driven by improved real estate and employment comparisons. A summary of the year-over-year percent change for the company's advertising categories can be found on Table 3.

(more)

Circulation revenues totaled $282.1 million, 1.4 percent lower in the quarter reflecting the positive impact of cover price increases at Newsquest partially offset by lower circulation revenue at local domestic publishing operations.

Publishing Segment digital revenues were 7.6 percent higher in the quarter driven by growth in digital marketing solutions revenue and digital advertising. At USA TODAY and its associated businesses, digital revenue growth of 40.5 percent was fueled by increased user engagement across all digital platforms.  Page views were up 33 percent and video plays rose more than 150 percent for the quarter as more advertisers are increasingly seeing the value and return of USA TODAY's digital products. Digital revenues at local domestic publishing operations were up 2.5 percent while Newsquest's digital revenues were 17.5 percent higher, in pounds.

Non-GAAP Publishing segment operating expenses were 1.9 percent lower in the quarter and totaled $786.1 million reflecting continuing cost efficiencies.

Operating income on a non-GAAP basis totaled $56.0 million in the quarter while Adjusted EBITDA was $83.0 million.
DIGITAL

Operating revenues in the Digital segment were $179.7 million in the quarter, up 2.8 percent compared to the first quarter in 2013 due primarily to solid revenue growth at CareerBuilder reflecting accelerating sales growth of talent management software. On April 1, 2014, CareerBuilder announced the acquisition of Broadbean, a leader in online recruitment software that enables job distribution, candidate sourcing and big data analytics for employers. The acquisition when combined with the addition of EMSI in 2012, represents the next step in CareerBuilder's transformation, positioning it as the unparalleled leader in the rapidly growing software-as-a-service market for talent management solutions. Digital segment operating expenses were $155.9 million, an increase of 3.0 percent reflecting investments by CareerBuilder in sales staff and technology development. Digital segment operating income totaled $23.8 million in the quarter and Adjusted EBITDA was $32.1 million.

Pro forma digital revenues company-wide, including the Digital segment and all digital revenues generated by the other business segments, totaled $375.6 million, an increase of 6.0 percent. The substantial increase was due primarily to higher digital advertising and marketing solutions revenue across all segments.

At the end of the quarter, Gannett had approximately 120 domestic web sites affiliated with its local publishing and television markets, USA TODAY, Gannett Government Media and Gannett Healthcare Group. In March, Gannett's consolidated domestic Internet audience share increased 16.3 percent from March in 2013 to 67.5 million unique visitors reaching 29.7 percent of the Internet audience, according to comScore Media Metrix. USATODAY.com is one of the most popular news sites and the USA TODAY app is a top news app with 19.9 million downloads to date across iPad, iPhone, Android, Windows and Kindle Fire. USA TODAY mobile traffic continues to grow as total pages views in March were up 30 percent from March in 2013 to approximately 638 million. USA TODAY monthly application visitors consumed approximately 40 additional pages per month in March 2014 compared to last year, a 38 percent year-over-year increase. Newsquest is also an Internet leader in the UK where its network of web sites attracted 127.4 million monthly page impressions from approximately 18.2 million unique users in March 2014.

NON-OPERATING ITEMS

The company's equity earnings include its share of operating results from unconsolidated investees including the California Newspapers Partnership, Texas-New Mexico Newspapers Partnership, Tucson

(more)

newspaper partnership and other online/digital businesses including Classified Ventures.

Equity income in unconsolidated investees was $8.5 million in the quarter compared to $7.8 million in the first quarter of 2013. The increase reflects special items that impacted equity income in the first quarter of 2013. Excluding special items, equity income would have been relatively unchanged.

Interest expense totaled $69.6 million in the quarter compared to $35.4 million in the first quarter of 2013. The substantial increase reflects primarily the issuance of debt used to fund the acquisition of Belo partially offset by a lower average interest rate. In March, the company redeemed its 9.375 percent notes that were to mature in November 2017 at a price of 104.688 percent. Costs associated with the redemption drove the $19.2 million increase in other non-operating expenses. Excluding special items, other non-operating items would have been an expense of $0.3 million compared to income of $1.4 million in the first quarter of 2013.

Net cash flow from operating activities was $166.0 million while free cash flow (a non-GAAP measure) totaled $148.9 million in the quarter. The balance of long-term debt was $3.45 billion and total cash was $293.0 million at quarter end.

During the first quarter, the company purchased approximately 1.3 million shares for $37.9 million.

On April 1, 2014, Classified Ventures, LLC completed the sale of Apartments.com for $585 million to CoStar Group Inc. Gannett's portion of the purchase price of the sale of Apartments.com was approximately $155 million reflecting its 26.9 percent ownership interest in Classified Ventures. As previously disclosed, the company expects to use the proceeds of the sale to reduce debt and for other purposes consistent with its stated capital allocation strategy.

* * * *

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read in conjunction with financial information presented on a GAAP basis.

The company discusses in this report non-GAAP financial performance measures that exclude from its reported GAAP results the impact of special items consisting of workforce restructuring charges, transformation costs, amortization of acquired advertising contracts, a non-cash charge related to an investment accounted for under the equity method, special charges in other non-operating items, a currency-related loss recognized in other non-operating items and certain credits and charges to its income tax provision.

The company believes that such expenses, charges and credits are not indicative of normal, ongoing operations and their inclusion in results makes for more difficult comparisons between years and with peer group companies. Workforce restructuring and transformation expenses primarily relate to incremental expenses the company has incurred to consolidate or outsource production processes and centralize other functions. Workforce restructuring expenses include payroll and related benefit costs. Transformation costs include incremental expenses incurred by the company to execute on its transformation and growth plan, including those related to the company’s recently completed Belo acquisition and incremental expenses associated with optimizing the company’s real estate portfolio. Transformation costs include amortization of acquired advertising contracts. In connection with the acquisition of Belo, Gannett recognized intangible assets for Belo's advertising contracts. Unlike most intangible assets which have useful lives of several years, these intangible assets have a benefit period and related amortization period that is less than three months from the date of acquisition. A non-cash asset impairment charge was recorded in the first quarter

(more)

of 2013 to reduce the book value of an investment accounted for under the equity method to fair value, as the business underlying this asset had experienced significant and sustained unfavorable operating results. In the first quarter of 2014, special charges were recorded in other non-operating items primarily related to the early retirement of the company’s 9.375% notes due in 2017. The charges included a call premium paid as well as the write off of unamortized debt issuance costs and original issue discount. Other non-operating items in the first quarter of 2013 include a currency loss related to the weakening of the British pound associated with the downgrade of the U.K. sovereign credit rating. The income tax provision for 2014 reflects a special charge related to Gannett’s sale of its interest in television station KMOV-TV in St. Louis, MO in February 2014. The income tax provision for 2013 included special credits related to reserve releases as a result of federal exam resolution and lapse of a statute of limitation.

The company also discusses Adjusted EBITDA, a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. Adjusted EBITDA is defined as net income attributable to Gannett before (1) net income attributable to noncontrolling interests, (2) income taxes, (3) interest expense, (4) equity income, (5) other non-operating items, (6) workforce restructuring, (7) transformation costs, (8) depreciation and (9) amortization. When Adjusted EBITDA is discussed in reference to performance on a consolidated basis, the most directly comparable GAAP financial measure is Net income attributable to Gannett. Management does not analyze non-operating items such as interest expense and income taxes on a segment level; therefore, the most directly comparable GAAP financial measure to Adjusted EBITDA when performance is discussed on a segment level is Operating income. This earnings report also discusses free cash flow, a non-GAAP liquidity measure. Free cash flow is defined as “net cash flow from operating activities” as reported on the statement of cash flows reduced by “purchase of property, plant and equipment” as well as “payments for investments” and increased by “proceeds from investments.” The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company’s capital program, repay indebtedness, add to the company’s cash balance, or use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Management uses non-GAAP financial performance measures for purposes of evaluating business unit and consolidated company performance. The company therefore believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses. In addition, many of the company’s peer group companies present similar non-GAAP measures so the presentation of such measures facilitates industry comparisons. Tabular reconciliations for the non-GAAP financial measures are contained in Tables 4 through 8 attached to this news release.

As previously announced, the company will hold an earnings conference call at 10:00 a.m. ET today. The call can be accessed via a live webcast through the company's web site, www.gannett.com, or listen-only conference lines. U.S. callers should dial 1-888-417-8463 and international callers should dial 719-325-4759 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 8681007. To access the replay, dial 1-888-203-1112 in the U.S. International callers should use the number 719-457-0820. The confirmation code for the replay is 8681007. Materials related to the call will be available through the Investor Relations section of the company's web site Wednesday morning.

About Gannett
Gannett Co., Inc. is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting

(more)

people - and the companies who want to reach them - with their interests and communities. For more information, visit www.gannett.com.

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

# # #

For investor inquiries, contact:	For media inquiries, contact:
Jeffrey Heinz	Jeremy Gaines
Vice President, Investor Relations	Vice President, Corporate Communications
703-854-6917	703-854-6049
jheinz@gannett.com	jmgaines@gannett.com

(more)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1
	Thirteen weeks ended Mar. 30, 2014	Thirteen weeks ended Mar. 31, 2013	% Increase (Decrease)
Net operating revenues:
Broadcasting	$382,268	$191,580	99.5
Publishing advertising	501,300	526,499	(4.8)
Publishing circulation	282,076	285,972	(1.4)
All other Publishing	58,687	58,762	(0.1)
Digital	179,735	174,922	2.8
Total	1,404,066	1,237,735	13.4

Operating expenses:
Cost of sales and operating expenses, exclusive of depreciation	767,532	719,724	6.6
Selling, general and administrative expenses, exclusive of depreciation	355,213	314,115	13.1
Depreciation	44,764	38,926	15.0
Amortization of intangible assets	17,743	9,128	94.4
Facility consolidation charges	14,820	4,785	***
Total	1,200,072	1,086,678	10.4
Operating income	203,994	151,057	35.0

Non-operating (expense) income:
Equity income in unconsolidated investees, net	8,491	7,794	8.9
Interest expense	(69,648)	(35,405)	96.7
Other non-operating items	(20,748)	(1,583)	***
Total	(81,905)	(29,194)	***

Income before income taxes	122,089	121,863	0.2
Provision for income taxes	52,500	5,400	***
Net income	69,589	116,463	(40.2)
Net income attributable to noncontrolling interests	(10,430)	(11,898)	(12.3)
Net income attributable to Gannett Co., Inc.	$59,159	$104,565	(43.4)

Net income per share - basic	$0.26	$0.46	(43.5)
Net income per share - diluted	$0.25	$0.44	(43.2)

Weighted average number of common shares outstanding:
Basic	227,230	229,396	(0.9)
Diluted	232,268	235,162	(1.2)

Dividends declared per share	$0.20	$0.20	—

BUSINESS SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 2
	Thirteen weeks ended Mar. 30, 2014	Thirteen weeks ended Mar. 31, 2013	% Increase (Decrease)
Net operating revenues:
Broadcasting	$382,268	$191,580	99.5
Publishing	842,063	871,233	(3.3)
Digital	179,735	174,922	2.8
Total	$1,404,066	$1,237,735	13.4

Operating income (net of depreciation, amortization and facility consolidation charges):
Broadcasting	$154,549	$83,676	84.7
Publishing	42,988	60,137	(28.5)
Digital	23,824	23,604	0.9
Corporate	(17,367)	(16,360)	6.2
Total	$203,994	$151,057	35.0

PUBLISHING SEGMENT REVENUE COMPARISONS Gannett Co., Inc. and Subsidiaries Unaudited

Table No. 3

The percentage changes for the Publishing segment advertising and classified revenue categories were as follows:

First quarter 2014 year-over-year advertising comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment

Retail	(7.1%)	(4.2%)	(6.2%)
National	(1.5%)	(14.0%)	(2.1%)
Classified	(5.9%)	(4.4%)	(3.9%)
Total advertising	(5.8%)	(5.2%)	(4.8%)

First quarter 2014 year-over-year classified comparisons:
	U.S. Publishing (including USA TODAY)	Newsquest (in pounds)	Total Publishing segment

Automotive	(1.5%)	(4.9%)	(1.2%)
Employment	(8.4%)	5.4%	(2.0%)
Real Estate	(3.3%)	(10.3%)	(3.7%)
Legal	(7.2%)	—%	(7.2%)
Other	(10.0%)	(7.8%)	(7.3%)
Total classified	(5.9%)	(4.4%)	(3.9%)

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars (except per share amounts)

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures are not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

Tables No. 4 through No. 8 reconcile these non-GAAP measures to the most directly comparable GAAP measure.

Table No. 4
	GAAP Measure	Special Items				Non-GAAP Measure
	Thirteen weeks ended Mar. 30, 2014	Workforce restructuring	Transformation costs	Other non-operating items	Special tax charge	Thirteen weeks ended Mar. 30, 2014
Cost of sales and operating expenses, exclusive of depreciation	$767,532	$(2,727)	$—	$—	$—	$764,805
Selling, general and administrative expenses, exclusive of depreciation	355,213	(738)	—	—	—	354,475
Amortization of intangible assets	17,743	—	(4,480)	—	—	13,263
Facility consolidation charges	14,820	—	(14,820)	—	—	—
Operating expenses	1,200,072	(3,465)	(19,300)	—	—	1,177,307
Operating income	203,994	3,465	19,300	—	—	226,759
Other non-operating items	(20,748)	—	—	20,400	—	(348)
Total non-operating (expense) income	(81,905)	—	—	20,400	—	(61,505)
Income before income taxes	122,089	3,465	19,300	20,400	—	165,254
Provision for income taxes	52,500	1,200	8,200	8,300	(23,800)	46,400
Net income	69,589	2,265	11,100	12,100	23,800	118,854
Net income attributable to Gannett Co., Inc.	59,159	2,265	11,100	12,100	23,800	108,424
Net income per share - diluted (a)	$0.25	$0.01	$0.05	$0.05	$0.10	$0.47

	GAAP Measure	Special Items					Non-GAAP Measure
	Thirteen weeks ended Mar. 31, 2013	Workforce restructuring	Transformation costs	Asset impairment	Other non-operating items	Special tax benefits	Thirteen weeks ended Mar. 31, 2013
Cost of sales and operating expenses, exclusive of depreciation	$719,724	$(4,491)	$—	$—	$—	$—	$715,233
Selling, general and administrative expenses, exclusive of depreciation	314,115	(875)	—	—	—	—	313,240
Facility consolidation charges	4,785	—	(4,785)	—	—	—	—
Operating expenses	1,086,678	(5,366)	(4,785)	—	—	—	1,076,527
Operating income	151,057	5,366	4,785	—	—	—	161,208
Equity income in unconsolidated investees, net	7,794	—	—	731	—	—	8,525
Other non-operating items	(1,583)	—	920	—	2,077	—	1,414
Total non-operating (expense) income	(29,194)	—	920	731	2,077	—	(25,466)
Income before income taxes	121,863	5,366	5,705	731	2,077	—	135,742
Provision for income taxes	5,400	2,100	2,200	300	—	27,800	37,800
Net income	116,463	3,266	3,505	431	2,077	(27,800)	97,942
Net income attributable to Gannett Co., Inc.	104,565	3,266	3,505	431	2,077	(27,800)	86,044
Net income per share - diluted (a)	$0.44	$0.01	$0.01	$—	$0.01	$(0.12)	$0.37

(a) Total per share amount does not sum due to rounding.

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 5

"Adjusted EBITDA", a non-GAAP measure, is defined as net income attributable to Gannett before (1) net income attributable to noncontrolling interests, (2) income taxes, (3) interest expense, (4) equity income, (5) other non-operating items, (6) workforce restructuring, (7) transformation costs, (8) depreciation and (9) amortization. When Adjusted EBITDA is discussed in reference to performance on a consolidated basis, the most directly comparable GAAP financial measure to Adjusted EBITDA is Net income. Management does not analyze non-operating items such as interest expense and income taxes on a segment level; therefore, the most directly comparable GAAP financial measure to Adjusted EBITDA when performance is discussed on a segment level is Operating income. Management believes that use of this measure allows investors and management to measure, analyze and compare the performance of its business segment operations at a more detailed level and in a meaningful and consistent manner.

Reconciliations of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's condensed consolidated statements of income, follow:

Thirteen weeks ended Mar. 30, 2014:
	Broadcasting	Publishing	Digital	Corporate	Consolidated Total

Net income attributable to Gannett Co., Inc. (GAAP basis)					$59,159
Net income attributable to noncontrolling interests					10,430
Provision for income taxes					52,500
Interest expense					69,648
Equity income in unconsolidated investees, net					(8,491)
Other non-operating items					20,748
Operating income (GAAP basis)	$154,549	$42,988	$23,824	$(17,367)	$203,994
Workforce restructuring	—	3,465	—	—	3,465
Transformation costs	9,756	9,544	—	—	19,300
Adjusted operating income (non-GAAP basis)	164,305	55,997	23,824	(17,367)	226,759
Depreciation	11,697	23,260	4,553	5,254	44,764
Adjusted amortization (non-GAAP basis)	5,741	3,787	3,735	—	13,263
Adjusted EBITDA (non-GAAP basis)	$181,743	$83,044	$32,112	$(12,113)	$284,786

Thirteen weeks ended Mar. 31, 2013:
	Broadcasting	Publishing	Digital	Corporate	Consolidated Total

Net income attributable to Gannett Co., Inc. (GAAP basis)					$104,565
Net income attributable to noncontrolling interests					11,898
Provision for income taxes					5,400
Interest expense					35,405
Equity income in unconsolidated investees, net					(7,794)
Other non-operating items					1,583
Operating income (GAAP basis)	$83,676	$60,137	$23,604	$(16,360)	$151,057
Workforce restructuring	—	5,366	—	—	5,366
Transformation costs	—	4,785	—	—	4,785
Adjusted operating income (non-GAAP basis)	83,676	70,288	23,604	(16,360)	161,208
Depreciation	6,754	23,225	4,386	4,561	38,926
Amortization	181	4,226	4,721	—	9,128
Adjusted EBITDA (non-GAAP basis)	$90,611	$97,739	$32,711	$(11,799)	$209,262

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 6

"Free cash flow" is a non-GAAP liquidity measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of GAAP financial measures.

Free cash flow is a non-GAAP liquidity measure that is defined as "Net cash flow from operating activities" as reported on the statement of cash flows reduced by "Purchase of property, plant and equipment" as well as "Payments for investments" and increased by "Proceeds from investments." The company believes that free cash flow is a useful measure for management and investors to evaluate the level of cash generated by operations and the ability of its operations to fund investments in new and existing businesses, return cash to shareholders under the company's capital program, repay indebtedness, add to the company's cash balance, or to use in other discretionary activities. Management uses free cash flow to monitor cash available for repayment of indebtedness and in its discussions with the investment community.

Thirteen weeks ended Mar. 30, 2014

Net cash flow from operating activities	$166,002
Purchase of property, plant and equipment	(21,851)
Payments for investments	(1,000)
Proceeds from investments	5,759
Free cash flow	$148,910

TAX RATE CALCULATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 7

The calculations of the company's effective tax rate on a GAAP and non-GAAP basis are below:

	GAAP		Non-GAAP
	Thirteen weeks ended Mar. 30, 2014	Thirteen weeks ended Mar. 31, 2013	Thirteen weeks ended Mar. 30, 2014	Thirteen weeks ended Mar. 31, 2013

Income before taxes (per Table 4)	$122,089	$121,863	$165,254	$135,742
Noncontrolling interests (per Table 1)	(10,430)	(11,898)	(10,430)	(11,898)
Income before taxes attributable to Gannett Co., Inc.	$111,659	$109,965	$154,824	$123,844

Provision for income taxes (per Table 4)	$52,500	$5,400	$46,400	$37,800

Effective tax rate	47.0%	4.9%	30.0%	30.5%

NON-GAAP FINANCIAL INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands of dollars

Table No. 8

A reconciliation of the company's Broadcasting segment revenues and expenses on an as reported basis to a pro forma basis is below:

Thirteen weeks ended Mar. 31, 2013:
	Gannett (as reported)	Belo (as reported)	Pro forma adjustments (a)	Gannett pro forma combined

Broadcasting revenue:
Local/national	$136,614	$125,660	$(20,601)	$241,673
Political	1,641	639	(401)	1,879
Retransmission	36,122	18,885	(2,451)	52,556
Other	17,203	15,154	(8,946)	23,411
Total broadcasting revenue	191,580	160,338	(32,399)	319,519

Broadcasting expenses	107,904	120,137	(20,505)	207,536
Broadcasting operating income	$83,676	$40,201	$(11,894)	$111,983

(a) The pro forma adjustments include reductions to revenues and expenses for the former Belo stations in Phoenix, AZ and St. Louis, MO totaling $26 million and $20 million, respectively. Subsidiaries of Gannett and Sander Media, a holding company that has a station-operation agreement with Gannett, agreed to sell these stations upon receiving government approval. KMOV-TV, the television station in St. Louis, was sold in February 2014. The sale of the two stations in Phoenix is pending. Pro forma adjustments also include reductions to revenues and expenses for Captivate that totaled $6 million each in the first quarter of 2013 as Gannett sold its controlling interest in Captivate in the third quarter of 2013. The pro forma adjustment for broadcasting expense reflects the addition of $6 million of amortization for definite-lived intangible assets as if the acquisition of Belo had occurred on the first day of 2013.